UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 6, 2014

GAMCO INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-14761	13-4007862
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Corporate Center, Rye, NY		10580
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code     (914) 921-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 6, 2014, the Board of Directors (the “Board”) of GAMCO Investors, Inc., a Delaware corporation (the “Company”), increased the size of the Board from seven to eight members and elected Marc Gabelli to fill the newly-created vacancy.  Marc Gabelli’s term as a director will expire at the Company’s 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”) unless he is re-nominated as a director and elected by shareholders at the 2015 Annual Meeting.  Marc Gabelli has not yet been named to any committees of the Board.  Effective October 1, 2014, Marc Gabelli also became an employee of the Company.  Marc Gabelli is the son of Mario J. Gabelli, the Chairman and Chief Executive Officer of the Company.

Marc Gabelli currently serves as Co-Chairman of Gabelli Securities, Inc. (“Gabelli Securities”), the Company’s majority controlled institutional research services and merger arbitrage investment partnerships business, and President of GGCP, Inc. (“GGCP”), a private company which owns a majority of the Company’s Class B common stock through an intermediate subsidiary, GGCP Holdings, LLC (“Holdings”).  As of October 29, 2014, GGCP, through Holdings, owns 18,643,741 shares of the Company’s Class B common stock and 39,000 shares of the Company’s Class A common stock, together representing approximately 94% of the combined voting power and approximately 72% of the outstanding shares of the Company’s common stock.

The Company incurs expenses for certain professional and administrative services, and purchases services from third party providers, such as payroll, transportation, insurance and public relations services, on behalf of GGCP.  GGCP reimburses the Company for these expenses.  The amount reimbursable from GGCP to the Company for such expenses for 2013 was approximately $159,370. Of these amounts, $54,403 were owing to the Company at December 31, 2013 by GGCP and repaid in full on January 23, 2014.  For 2013, the Company incurred variable costs of $464,350 for actual usage (but not the fixed costs) relating to the Company’s use of aircraft in which GGCP owns the fractional interests.

Gabelli Securities International Limited (“GSIL”) was formed in 1994 to provide management and investment advisory services to certain offshore funds and accounts.  Marc Gabelli owns 55% of GSIL, and Gabelli Securities owns the remaining 45%. In 1994, Gabelli International Gold Fund Limited (“GIGFL”), an offshore investment company investing primarily in securities of issuers with gold-related activities, was formed, and GSIL entered into an agreement to provide management services to GIGFL. Gabelli Securities in turn entered into an agreement with GSIL to provide investment advisory services to GIGFL in return for receiving all investment management fees paid by GIGFL. Pursuant to such agreement, Gabelli Securities received investment management fees of $13,478 and no incentive fees for 2013.

 In April 1999, Gabelli Global Partners, Ltd., an offshore investment fund, was incorporated. GSIL and Gemini Capital Management, LLC (“GCM”), an entity owned by Marc Gabelli, were engaged by the fund as co-investment advisors as of July 1, 1999. The fund paid all of the management fees for 2013, in the amount of $148,909, and all of the incentive fees, in the amount of $31,217, to GSIL.

In April 1999, Gabelli Securities formed Gabelli Global Partners, L.P., an investment limited partnership for which Gabelli Securities and GCM are the co-general partners. In March 2002, Gabelli Global Partners, L.P. changed its name to Gemini Global Partners, L.P. The fund paid Gabelli Securities $153,552 of management fees in 2013, which, in turn, paid GCM half of this amount or $76,776. The fund paid Gabelli Securities $30,036 of incentive fees in 2013, which, in turn, paid GCM half of this amount or $15,018.

The Company leases an approximately 60,000 square foot building located at 401 Theodore Fremd Avenue, Rye, New York as its headquarters (the “Building”) from M4E, LLC, (“M4E”), an entity that is owned by family members of the Company’s Chairman, Chief Executive Officer and Chief Investment Officer-Value Portfolios, including Marc Gabelli. Under the lease for the Building, which was extended for an additional five year term on June 11, 2013 with no change to the base rental of $18 per square foot and now expires on December 31, 2028, the Company is responsible for all operating expenses, costs of electricity and other utilities and taxes. For the period January 1, 2013 through December 31, 2013, the rent was $1,160,331, or $19.34 per square foot.  As a member of M4E, Marc Gabelli is entitled to receive his pro-rata share of payments received by M4E under the lease.

On November 12, 2014, the Company issued a press release announcing the appointment of Marc Gabelli to the Board. A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

  (d) Exhibits

  99.1  GAMCO's Press Release, dated November 12, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMCO Investors, Inc.

By: /s/ Kevin Handwerker

Kevin Handwerker
Executive Vice-President, General Counsel and Secretary

Date:November 12, 2014
Exhibit Index

Exhibit No.

99.1  GAMCO's Press Release, dated November 12, 2014.